UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

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☐  Preliminary Proxy Statement

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☒  Definitive Proxy Statement

☐  Definitive Additional Materials

☐  Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

SARA LEE CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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September 22, 2004

Dear Sara Lee Stockholder:

It is my pleasure to invite you to Sara Lee Corporation’s 2004 Annual Meeting of Stockholders. This year’s meeting will be held on Thursday, October 28, 2004 at 11:00 a.m. (MDT) in Denver, Colorado at the Hyatt Regency Denver. Holding this year’s meeting in Denver provides an opportunity for stockholders located in the western states to more conveniently attend the meeting.

At the meeting, we will focus on the business items listed in the notice of the meeting, which follows on the next page. Enclosed with this proxy statement are your proxy card, a postage-paid envelope to return your proxy card and Sara Lee’s 2004 Annual Report.

Whether or not you plan to attend the meeting, your vote is important and we encourage you to vote promptly. You may vote your shares via a toll-free telephone number or over the Internet, or you may sign, date and mail the enclosed proxy card in the envelope provided. Instructions regarding all three methods of voting are contained on the proxy card.

We look forward to meeting with you in Denver.

Sincerely,

C. Steven McMillan Chairman of the Board and Chief Executive Officer

NOTICE OF THE 2004

ANNUAL MEETING OF STOCKHOLDERS

The 2004 Annual Meeting of Stockholders of Sara Lee Corporation will be held on Thursday, October 28, 2004, at 11:00 a.m. (MDT), in the Hyatt Regency Denver, 1750 Welton Street, Denver, Colorado for the following purposes:

1.	to elect 13 directors;

2.	to vote on the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for the 2005 fiscal year;

3.	to vote on a stockholder proposal regarding charitable contributions; and

4.	to transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on September 1, 2004, are entitled to notice of and to vote at the Annual Meeting.

Whether or not you plan to attend the meeting, we urge you to vote your shares via the toll-free telephone number or over the Internet, as described in the enclosed materials, or by signing, dating and mailing the enclosed proxy card in the envelope provided.

By Order of the Board of Directors

Roderick A. Palmore
Executive Vice President, General Counsel and Secretary

September 22, 2004

ADMISSION TO THE 2004 ANNUAL MEETING

An admission ticket (or other proof of stock ownership) and some form of government issued photo identification (such as a valid driver’s license or passport) will be required for admission to the Annual Meeting. Only stockholders who own Sara Lee common stock as of the close of business on September 1, 2004 will be entitled to attend the meeting. Your admission ticket will serve as verification of your ownership.

•	If your Sara Lee shares are registered in your name and you received your proxy materials by mail, an admission ticket is attached to your proxy card.

•	If your Sara Lee shares are registered in your name and you received your proxy materials electronically over the Internet, click the appropriate box on the electronic proxy card or follow the telephone instructions when prompted and an admission ticket will be held for you at the registration desk at the Annual Meeting.

•	If your Sara Lee shares are held in a bank or broker account, contact your bank or broker to obtain a written legal proxy in order to vote your shares at the meeting. If you do not obtain a legal proxy from your bank or broker, you can still attend the Annual Meeting, but will not be entitled to vote your shares, if you bring a recent bank or brokerage statement showing that you owned Sara Lee common stock on September 1, 2004.

No cameras, recording devices or large packages will be permitted in the meeting room.

INFORMATION ABOUT SARA LEE CORPORATION

Sara Lee is a global manufacturer and marketer of high-quality, brand name products for consumers throughout the world. We have operations in 58 countries and market branded consumer products in nearly 200 nations. We employ approximately 150,400 people worldwide. The address of our principal executive office is 70 W. Madison Street, Chicago, Illinois 60602-4260. Our telephone number is (312) 726-2600 and our corporate Web site is located at www.saralee.com. Information contained on our Web site does not constitute part of this proxy statement.

INFORMATION ABOUT THE ANNUAL MEETING

Information About Attending the Annual Meeting

Our Annual Meeting will be held on Thursday, October 28, 2004, at 11:00 a.m. (MDT), at the Hyatt Regency Denver, 1750 Welton Street, Denver, Colorado. The telephone number of the Hyatt Regency Denver is (303) 295-1234. The doors to the meeting room will open for admission at 10:30 a.m.

An admission ticket (or other proof of stock ownership) and some form of government issued photo identification (such as a valid driver’s license or passport) will be required for admission to the Annual Meeting. Only stockholders who own Sara Lee common stock as of the close of business on September 1, 2004 will be entitled to attend the meeting. Your admission ticket will serve as verification of your ownership.

•	If your Sara Lee shares are registered in your name and you received your proxy materials by mail, an admission ticket is attached to your proxy card.

•	If your Sara Lee shares are registered in your name and you received your proxy materials electronically over the Internet, click the appropriate box on the electronic proxy card or follow the telephone instructions when prompted and an admission ticket will be held for you at the registration desk at the Annual Meeting.

•	If your Sara Lee shares are held in a bank or broker account, contact your bank or broker to obtain a written legal proxy in order to vote your shares at the meeting. If you do not obtain a legal proxy from your bank or broker, you can still attend the Annual Meeting, but will not be entitled to vote your shares, if you bring a recent bank or brokerage statement showing that you owned Sara Lee stock on September 1, 2004.

No cameras, recording devices or large packages will be permitted in the meeting room.

Information About this Proxy Statement

General.    We sent you these proxy materials because Sara Lee’s Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting. If you own Sara Lee common stock in more than one account, such as individually and also jointly with your spouse, you may receive more than one set of these proxy materials. To assist us in saving money and to serve you more efficiently, we encourage you to have all your accounts registered in the same name and address by contacting Sara Lee’s Shareholder Services Department at (888) 422-9881. This proxy statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission and that is designed to assist you in voting your shares. On September 22, 2004, we began mailing these proxy materials to all stockholders of record as of the close of business on September 1, 2004.

Electronic Delivery.    This proxy statement and Sara Lee’s 2004 annual report are available on our corporate Web site at www.saralee.com. You can help us save significant printing and mailing expenses by consenting to access the proxy statement, proxy card and annual report for future meetings electronically over the Internet. If you hold shares in your name (instead of through a broker or other nominee), you can choose this option by following the instructions at the Internet voting website at www.proxyvote.com, which has been established for you to vote your shares for this year’s Annual Meeting. If you hold your shares through a broker or other nominee, you should follow the instructions regarding electronic delivery, if any, provided by your broker or other nominee.

If you vote your shares for the 2004 Annual Meeting over the Internet, you will be given the opportunity to consent to future delivery of Sara Lee documents over the Internet, unless you hold your shares through a broker that is unable to accommodate your request. If you are not given an opportunity to consent to delivery over the Internet when you vote your proxy, you may contact the bank, broker or other holder of record through which you hold your shares and inquire about the availability of Internet delivery. You also can access our 2004 proxy statement and annual report on our corporate Web site at www.saralee.com under the caption “ Investors —Reports and Documents.” If you choose to receive your proxy materials and annual report electronically, then prior to next year’s Annual Meeting you will receive e-mail notification when the proxy materials and annual report are available for your online review. Your choice for electronic distribution will remain in effect indefinitely, unless you revoke your choice by sending written notice of revocation to: Shareholder Services Department, Sara Lee Corporation, 70 W. Madison Street, Chicago, Illinois 60602-4260.

Householding.    The Securities and Exchange Commission’s rules permit us to deliver a single proxy statement and annual report to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one proxy statement and annual report to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We undertake to deliver promptly, upon written or oral request, a separate copy of the proxy statement or annual report, as requested, to any stockholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of a proxy statement or annual report, either now or in the future, send your request in writing to us at the following address: Shareholder Services Department, Sara Lee Corporation, 70 W. Madison Street, Chicago, Illinois 60602-4260.

If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future proxy statements and annual reports for your household, please contact us at the above address.

Information About Voting

Stockholders can vote in person at the Annual Meeting or by proxy. There are three ways to vote by proxy:

•	By Telephone — Stockholders located in the U.S. can vote by telephone by calling (800) 690-6903 and following the instructions on the proxy card;

•	By Internet — You can vote over the Internet at www.proxyvote.com by following the instructions on the proxy card; or

•	By Mail — You can vote by mail by signing, dating and mailing the enclosed proxy card.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. (EDT) on October 27, 2004. If you hold shares in the Sara Lee Common Stock Fund under any of Sara Lee’s retirement or savings plans, your voting instructions for those shares must be received by 5:00 p.m. (EDT) on October 25, 2004 to allow sufficient time for voting by the trustees and administrators of the plans.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Telephone and Internet voting also will be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares in person at the Annual Meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the Annual Meeting in order to vote.

If you vote by proxy, the individuals named on the proxy card (your “proxies”) will vote your shares in the manner you indicate. You may specify whether your shares should be voted for all, some or none of the nominees for director and whether your shares should be voted for or against each of the other proposals. If you sign and return the proxy card without indicating your instructions, your shares will be voted as follows:

•	For the election of the 13 nominees for directors;

•	For the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for fiscal year 2005; and

•	Against the stockholder proposal regarding charitable contributions.

You may revoke or change your proxy at any time before it is exercised by delivering to us a signed proxy card with a date later than your previously delivered proxy, by voting in person at the Annual Meeting or granting a subsequent proxy through the Internet or telephone, or by sending a written revocation to Sara Lee’s Secretary, Roderick A. Palmore. Your most current proxy card or telephone or Internet proxy is the one that is counted.

Each share of Sara Lee common stock is entitled to one vote. The record date for determining stockholders entitled to notice of and to vote at the Annual Meeting is September 1, 2004. As of September 1, 2004, there were 785,264,973 shares of Sara Lee common stock outstanding.

Information for Sara Lee Employees Who are Stockholders

If you are a Sara Lee employee who is a stockholder, or if you hold shares in the Sara Lee Common Stock Fund under any of Sara Lee’s retirement or savings plans (the “Savings Plans”) or participate in Sara Lee’s Investment Plan, you will receive one proxy for all accounts registered in the same name. If all of your accounts are not registered in the same name, you will receive a separate proxy for each account that is registered in a different name. If you participate in the Savings Plans, your proxy card will serve as voting instructions to the trustees of those plans for shares allocated to your account, as well as a proportionate share of any unallocated shares and unvoted shares. If you fail to give voting instructions to the trustees, your shares will be voted by the trustees in the same proportion as shares held by the trustees for which voting instructions have been received. To allow sufficient time for voting by the trustees and administrators of the Savings Plans, your voting instructions for shares held in the Savings Plans must be received by 5:00 p.m. (EDT) on October 25, 2004.

Information Regarding Tabulation of the Vote

Sara Lee has a policy that all proxies, ballots and votes tabulated at a meeting of stockholders are confidential, and the votes will not be revealed to any Sara Lee employee or anyone else, other than to the non-employee tabulator of votes or an independent election inspector, except (1) as necessary to meet applicable legal requirements, (2) if a stockholder writes comments on the proxy card directed to Sara Lee’s Board or management, or (3) in the event a proxy solicitation in opposition to the election of the Board of Directors is initiated. Representatives of ADP Investor Communication Services will tabulate votes and act as Inspectors of Election at this year’s Annual Meeting.

Quorum Requirement

A quorum is necessary to hold a valid meeting. If stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting are present in person or by proxy, a quorum will exist. Abstentions and broker non-votes are counted as present for establishing a quorum. A broker non-vote occurs when a broker does not vote on some matter on the proxy card because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Information About Votes Necessary for Action to be Taken

Thirteen directors will be elected at the Annual Meeting by a plurality of all the votes cast at the Annual Meeting. This means that the 13 nominees for director who receive the most votes will be elected. Other matters to be considered at the Annual Meeting require an affirmative vote of the majority of all votes cast on the matter. Only votes “FOR” or “AGAINST” are counted as votes cast on a matter. Abstentions and broker non-votes will have no effect on any of the items to be presented at the Annual Meeting.

Other Business to be Considered

The Board of Directors does not intend to present any business at the Annual Meeting other than the proposals described in this proxy statement. However, if any other matter properly comes before the Annual Meeting, including any stockholder proposal omitted from the proxy statement and form of proxy pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, your proxies will act on such matter in their discretion. Sara Lee omitted from this proxy statement, pursuant to Rule 14a-8, a stockholder proposal requesting adoption of a code of conduct based on international labor organization conventions. If this proposal is properly presented at the meeting, your proxies intend to vote against the proposal.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Sara Lee has adopted Corporate Governance Guidelines, which are available at www.saralee.com under the caption “Investors — Corporate Governance.” The Guidelines contain general principles regarding the functions of Sara Lee’s Board of Directors and Board Committees.

Director Independence

Sara Lee’s Corporate Governance Guidelines require that a substantial majority of the Board of Directors be comprised of independent directors. For a director to be considered independent under the listing standards of the New York Stock Exchange, the Board must affirmatively determine that a director has no direct or indirect material relationship with Sara Lee. The Board has adopted categorical standards, which are contained in Sara Lee’s Corporate Governance Guidelines and conform to and exceed the independence criteria specified by the New York Stock Exchange, to assist it in making determinations regarding independence. These categorical standards specify the criteria by which the independence of Sara Lee’s directors will be determined, including any past employment or affiliation with Sara Lee or Sara Lee’s independent auditor by a director or any member of the director’s immediate family. After considering these categorical standards, the listing standards of the New York Stock Exchange and any other commercial or charitable relationships between the directors and Sara Lee, the Board has determined that all of the current directors and director nominees are independent, except C. Steven McMillan and Brenda C. Barnes, each of whom is an executive officer of Sara Lee.

Process for Nominating Potential Director Candidates

The Corporate Governance and Nominating Committee of Sara Lee’s Board of Directors is responsible for screening potential director candidates and recommending qualified candidates to the full Board for nomination.

In evaluating potential director candidates, the Committee considers the qualifications listed in Sara Lee’s Corporate Governance Guidelines, which are available at www.saralee.com under the caption “Investors — Corporate Governance.” The Corporate Governance and Nominating Committee considers recommendations of potential candidates from incumbent directors, management and stockholders. Any recommendation submitted by a stockholder to the Corporate Governance and Nominating Committee must include the information concerning the potential candidate and the stockholder, and must be received in the time frame, described in Article I, Section 10 of Sara Lee’s Bylaws. From time to time the Committee also retains search firms to assist it. The Committee applies the same standards in evaluating candidates submitted by stockholders as it does in evaluating candidates submitted by other sources. Suggestions regarding potential director candidates, together with the required information described above, should be submitted in writing to Sara Lee’s Secretary, Roderick A. Palmore, at Sara Lee Corporation, 70 W. Madison Street, Chicago, Illinois 60602-4260.

Code of Conduct

Sara Lee’s Global Business Standards, the company’s written corporate code of business conduct and ethics, embody Sara Lee’s long-standing history of requiring adherence to high standards of ethical conduct and business practices. The Global Business Standards are available on Sara Lee’s Web site at www.saralee.com under the caption “Our Company — Global Business Practices.” All of Sara Lee’s officers, directors and employees, including its Chief Executive Officer, Chief Financial Officer and principal accounting officer, are required to comply with the Global Business Standards.

Communications with the Board of Directors

Stockholders and other interested parties may communicate with one or more members of Sara Lee’s Board of Directors, or the Chair of any Committee of the Board, by writing to the Board, or a specific Committee Chair or director at:

Board of Directors {or specific Committee Chair or director}

c/o Roderick A. Palmore, Secretary

Sara Lee Corporation

Three First National Plaza

70 W. Madison Street

Chicago, Illinois 60602-4260

Sara Lee’s Board of Directors has instructed the Secretary to forward communications to the Board or to individual directors, as appropriate; however the Board also has instructed the Secretary to review all correspondence received and, in his discretion, not forward correspondence that is unrelated to the duties and responsibilities of the Board. Examples of such inappropriate communication include business solicitations, advertising and communication that is frivolous in nature, relates to routine business matters (such as product inquiries, complaints or suggestions), or raises grievances that are personal to the person submitting the communication. Upon request, any director may review communication that is not forwarded to the directors pursuant to this policy.

The Audit Committee of the Board of Directors has established procedures for employees, stockholders and others to submit confidential and anonymous reports of suspected illegal or unethical behavior, violations of Sara Lee’s Global Business Standards or concerns regarding Sara Lee’s accounting, internal accounting controls or auditing matters. Reports may be made by sending an email to Business.Practices@SaraLee.com, or by calling —

•	(800) 285-7964 (available toll-free outside the U.S. using the local AT&T Direct access number)

•	(312) 345-5715 (reverse charges outside the U.S.)

Presiding Director

The Board, after considering the recommendation of the Corporate Governance and Nominating Committee, annually selects one independent director who is serving as Chairperson of a standing committee of the Board to serve as the Presiding Director for all meetings of the outside directors held in executive session. The Presiding Director also has other authority and responsibilities that are described in Sara Lee’s Corporate Governance Guidelines, which are available at www.saralee.com under the caption “Investors — Corporate Governance.” During fiscal 2004, Richard L. Thomas served as the Presiding Director.

Executive Sessions

Pursuant to Sara Lee’s Corporate Governance Guidelines, the outside directors of the Board meet in regularly scheduled executive sessions without management. The Presiding Director chairs all regularly scheduled executive sessions, and also has authority to convene meetings of the outside directors at any time with appropriate notice.

Attendance at Annual Meeting

As stated in Sara Lee’s Corporate Governance Guidelines, each director is expected to attend all annual meetings of stockholders. Last year, all directors who were nominated for re-election to the Board attended the annual meeting.

ELECTION OF DIRECTORS

Directors Elected Annually

Sara Lee’s directors are elected each year by the stockholders at the Annual Meeting. We do not have a staggered board. Thirteen directors will be elected at this year’s Annual Meeting. Each director’s term lasts until the 2005 Annual Meeting of Stockholders and until he or she is succeeded by another qualified director who has been elected.

Sara Lee’s Bylaws provide that the size of the Board of Directors shall be fixed, and may be modified, from time to time by resolution of the Board. Currently the Board of Directors is comprised of 12 members. The directors have adopted a resolution increasing the size of the Board to 13 members, effective at the Annual Meeting.

Information About the Nominees for Election to the Board of Directors

The following information is furnished with respect to each nominee for election as a director. All the nominees currently are directors, except Sir Ian Prosser. The nomination of Sir Ian Prosser initially was recommended to Sara Lee’s Corporate Governance and Nominating Committee by a former Sara Lee director. If a nominee is unavailable to serve as a director, your proxies may vote for another nominee proposed by the Board, or the Board may reduce the number of directors to be elected at the Annual Meeting. The ages of the nominees are as of October 28, 2004.

BRENDA C. BARNES President and Chief Operating Officer of Sara Lee Corporation since July 2004. Ms. Barnes served as the Interim President of Starwood Hotels and Resorts from November 1999 to March 2000, and President and Chief Executive Officer of PepsiCola North America from 1996 until her retirement in 1998. Prior to that she held various positions with several divisions of PepsiCo, Inc. from 1976 to 1996. Ms. Barnes also served as an adjunct professor at the Kellogg Graduate School of Business and at North Central College in 2002. Ms. Barnes is a member of the Board of Directors of The New York Times Company and Staples, Inc. She also serves as Chair of the Board of Trustees of Augustana College, and is a member of the Steering Committee of the Kellogg Center for Executive Women. Age 50.

J.T. BATTENBERG III Chairman of the Board, Chief Executive Officer and President of Delphi Corporation (mobile electronics and transportation components and systems) since November 1998. Mr. Battenberg has led Delphi and its precursor, the Automotive Components Group Worldwide (a General Motors Corporation business), since 1992. Mr. Battenberg was an officer of General Motors Corporation from 1988 through 1998, and was elected an Executive Vice President of General Motors Corporation and a member of the General Motors President’s Council in 1995. He became a director of Sara Lee in June 2002. Mr. Battenberg also serves as a director of FIRST (For Inspiration and Recognition of Science and Technology), and serves as a member of the Board of Trustees of Kettering University and Columbia University Business School, and the National Advisory Board for J.P. Morgan Chase & Co. Mr. Battenberg also serves on the Board Executive Committee for the Economic Club of Detroit and is a member of The Business Roundtable, The Business Council, the G-100 Group and Detroit Renaissance. Age 61.

CHARLES W. COKER Chairman of the Board of Sonoco Products Company (packaging products manufacturer) since 1990. Mr. Coker also served as Chief Executive Officer of Sonoco Products from 1990 to 1998, as President from 1970 to 1990, and was reappointed President from 1994 to 1996, while maintaining the title and responsibility of Chairman and Chief Executive Officer. He became a director of Sara Lee in 1986. Mr. Coker also is a director of Bank of America Corporation, Progress Energy Inc. and its subsidiary companies, Progress Energy Carolinas, Inc. and Florida Progress Corporation. Age 71.

JAMES S. CROWN President of Henry Crown and Company (diversified investments) since 2002 and Vice President from 1985 to 2002. He became a director of Sara Lee in 1998. Mr. Crown also is a director of General Dynamics Corporation and J.P. Morgan Chase & Co. He also serves as Chairman of the Board of Trustees of the University of Chicago, and is a trustee of the Chicago Symphony Orchestra and the Museum of Science and Industry (Chicago). Age 51.

WILLIE D. DAVIS President and Chief Executive Officer of All-Pro Broadcasting, Inc. (broadcasting company), a privately owned company, since 1978. Mr. Davis became a director of Sara Lee in 1983. He also is a director of The Dow Chemical Company, Alliance Bancshares California, Fidelity National Financial, Inc., MGM Mirage Inc., the Strong Balanced Funds, Inc., Checker’s Drive-In Restaurants, Inc., Bassett Furniture Industries, Incorporated, Manpower, Inc., Metro-Goldwyn-Mayer, Inc. and Wisconsin Energy Inc. He also serves on the Board of Directors of the Green Bay Packers. Mr. Davis is a trustee of Marquette University and is an Emeritus Trustee of the University of Chicago. Age 70.

VERNON E. JORDAN, JR. Senior Managing Director of Lazard Frères & Co., LLC (investment bank) and of counsel to Akin, Gump, Strauss, Hauer & Feld L.L.P. (law firm) since January 2000. Mr. Jordan became a director of Sara Lee in 1989. He was a senior partner of Akin, Gump, Strauss, Hauer & Feld L.L.P. from 1982 to 1999 and he served as President of the National Urban League, Inc. from 1972 to 1982. Mr. Jordan is a director of American Express Company, Asbury Automotive Group, Inc., Dow Jones & Company, Inc., Xerox Corporation, and J.C. Penney Company, Inc. Mr. Jordan is a trustee of Howard University and he also serves on the International Advisory Boards of DaimlerChrysler and Barrick Gold. Age 69.

LAURETTE T. KOELLNER Executive Vice President, Internal Services of The Boeing Company (aerospace manufacturer) since May 2004. Ms. Koellner served as Chief People and Administration Officer of Boeing from 2002 to May 2004, a member of the Office of the Chairman from March 2002 to December 2003, Senior Vice President and President of Shared Services Group of Boeing from 2000 to 2002, Vice President and Corporate Controller of Boeing from 1999 to 2000, and as Vice President and General Auditor of Boeing from 1996 to 1999. Ms. Koellner became a director of Sara Lee in January 2003. She also serves as a director of Exostar LLC. Age 50.

CORNELIS J.A. VAN LEDE Former Chairman of the Board of Management and Chief Executive Officer of Akzo Nobel N.V. (manufacturer and distributor of healthcare products, coatings and chemicals) from 1994 to May 2003. Mr. van Lede joined Akzo Nobel in 1991 as a member of its Board of Management and he was appointed Vice Chairman of the Board of Management of Akzo Nobel in 1992. From 1991 to 1994, Mr. van Lede served as Vice President of the Union of Industrial and Employers’ Confederations of Europe (UNICE), and from 1984 to 1991 he was Chairman of the Federation of Netherlands Industry (VNO). Mr. van Lede has been a director of Sara Lee since October 2002. He also serves as Chairman of the Supervisory Boards of Sara Lee/DE International B.V., a Dutch subsidiary of Sara Lee, the Dutch Central Bank and Heineken N.V., and as a member of the Supervisory Boards of Akzo Nobel N.V., AF-KLM Holding, and Philips Electronics. He is a non-executive director of Elsevier Group plc and Air Liquide. He is Chairman of the Board of Directors of INSEAD, and serves as a member of the Board of several non-profit organizations. Age 61.

JOAN D. MANLEY Retired Group Vice President and retired director of Time Incorporated (communications) from 1978 to 1984. Ms. Manley became a director of Sara Lee in 1982. She also is a director of Dreyfus Founders Funds and R.R. Donnelley & Sons Company. Age 72.

C. STEVEN McMILLAN Chairman of the Board of Sara Lee Corporation since October 2001, and Chief Executive Officer of Sara Lee since July 2000. Mr. McMillan also served as President of Sara Lee from 2000 to July 2004, President and Chief Operating Officer of Sara Lee from 1997 to July 2000, Executive Vice President from 1993 to 1997 and Senior Vice President from 1986 to 1993. Mr. McMillan became a director of Sara Lee in 1993. He also is a director of Bank of America Corporation and Monsanto Corporation. Mr. McMillan is a member of the Advisory Board of the J.L. Kellogg Graduate School of Management at Northwestern University and is a member of the Supervisory Board of Sara Lee/DE International B.V., a Dutch subsidiary of Sara Lee. He is a trustee of the Chicago Symphony Orchestra and serves on the Board of the Steppenwolf Theatre Company. Mr. McMillan also serves on the Boards of Directors of Grocery Manufacturers of America, the Chicago Council on Foreign Relations, the Economic Club of Chicago and Catalyst, Inc. He is a member of The Business Council, The Business Roundtable, G-100, The Executives’ Club of Chicago, and the Civic Committee of The Commercial Club of Chicago. Age 58.

SIR IAN PROSSER Retired Chairman of InterContinental Hotels Group PLC (hotel business). He has held various offices with InterContinental Hotels Group PLC and its precursors, Six Continents PLC and Bass PLC, since 1969, including serving as Chairman from 1987 through December 2003, Chief Executive Officer from 1987 to 2000, Group Managing Director from 1984 to 1987, and Director of Finance and Planning from 1978 to 1984. He also serves as non-executive Deputy Chairman of BP plc and as a non-executive director of GlaxoSmithKline plc. He is a member of the Confederation of British Industry’s President’s Committee. Age 61.

ROZANNE L. RIDGWAY Former Assistant Secretary of State for European and Canadian Affairs (1985-1989) and, since July 1994, Chair (non-executive) of the Baltic American Enterprise Fund. Ambassador Ridgway became a director of Sara Lee in 1992. She served in the U.S. Foreign Service from 1957 until her retirement in 1989, including assignments as Ambassador for Oceans and Fisheries Affairs, Ambassador to Finland, and Ambassador to the German Democratic Republic. Ambassador Ridgway is a director of The Boeing Company, Emerson Electric Company, 3M Company, New Perspective Fund and Manpower, Inc. Ambassador Ridgway is also a trustee of the Center for Naval Analyses, the National Geographic Society and Hamline University, a member of the American Academy of Diplomacy and a Fellow of the National Academy of Public Administration. She also served as President (1989-1993) and Co-Chair (1993-1996) of the Atlantic Council of the United States. Age 69.

RICHARD L. THOMAS Retired Chairman of First Chicago NBD Corporation and The First National Bank of Chicago from 1992 to 1996. Mr. Thomas became a director of Sara Lee in 1976. He is also a director of IMC Global, Inc., The PMI Group, Inc., Sabre Holdings Corporation and Exelon Corporation. Mr. Thomas is a life trustee of the Chicago Symphony Orchestra, Northwestern University and Kenyon College. He also is a trustee of Rush University Medical Center (Chicago). Age 73.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU VOTE FOR ALL OF THE NOMINEES.

MEETINGS AND COMMITTEES OF THE BOARD

The Board of Directors held six meetings during fiscal year 2004 and has the following standing committees: Audit, Compensation and Employee Benefits, Corporate Governance and Nominating, Executive, Employee and Public Responsibility, Finance and Qualified Legal Compliance. The following table shows the membership of these committees. All of the directors attended at least 75% of all the meetings of the Board and all meetings of the Board committees on which he or she served during fiscal year 2004. Current charters of the Audit, Compensation and Employee Benefits, and Corporate Governance and Nominating Committees are available on Sara Lee’s Web site at www.saralee.com under the caption “Our Company — Board of Directors — Board Committee Charters.”

Committee Membership
Name	Audit		Compensation and Employee Benefits		Corporate Governance and Nominating		Executive		Employee and Public Responsibility		Finance		Qualified Legal Compliance
Brenda C. Barnes									X		X
J.T. Battenberg III	X		X										X
Charles W. Coker	X		X	*	X		X						X
James S. Crown	X	*			X		X		X				X
Willie D. Davis			X						X
Vernon E. Jordan, Jr.			X		X		X		X	*
Laurette T. Koellner	X										X		X
Cornelis J.A. van Lede			X								X
Joan D. Manley	X		X										X
C. Steven McMillan							X	*	X		X
Rozanne L. Ridgway					X		X		X		X	*
Richard L. Thomas					X	*	X		X		X		X	*

*	Committee Chair

Audit Committee.    The Audit Committee provides oversight regarding accounting, auditing and financial reporting practices of Sara Lee. The Audit Committee met five times during the year, including periodic meetings held separately with the internal auditor and the independent auditor. In addition, the Chair of the Audit Committee meets with management, the internal auditor and the independent auditor each quarter to discuss Sara Lee’s earnings announcement before it is issued. The Audit Committee is comprised solely of non-management directors, all of whom the Board has determined are independent within the meaning of the listing standards of the New York Stock Exchange and the rules of the Securities and Exchange Commission. The Board has determined that all members of the Audit Committee are financially literate pursuant to the listing standards of the NYSE, and has designated J.T. Battenberg III, James S. Crown and Laurette T. Koellner as “audit committee financial experts” as defined in the rules of the Securities and Exchange Commission. A copy of the Audit Committee charter is attached as Appendix A to this proxy statement.

Compensation and Employee Benefits Committee.    The Compensation and Employee Benefits Committee reviews and approves Sara Lee’s compensation philosophy covering corporate officers and other key management employees; reviews the competitiveness of Sara Lee’s total compensation practices; determines the annual base salaries and incentive awards to be paid to, and approves the annual salaries of, corporate officers and other key management employees; approves the terms and conditions of proposed incentive plans applicable to corporate officers and other key management employees; approves and administers Sara Lee’s employee benefit plans; and reviews and approves special hiring and severance arrangements for corporate officers and other key management employees. The Compensation and Employee Benefits Committee is comprised solely of non-management directors, all of whom the Board has determined are independent within the meaning of the listing standards of the New York Stock Exchange and the rules of the Securities and Exchange Commission. The Compensation and Employee Benefits Committee met three times during the year.

Corporate Governance and Nominating Committee.    The Corporate Governance and Nominating Committee reviews and considers directorship policies and practices from time to time, evaluates potential director candidates and recommends qualified candidates to the full Board, and reviews the management succession plan and executive resources. The Corporate Governance and Nominating Committee is comprised solely of non-management directors, all of whom the Board has determined are independent within the meaning of the listing standards of the New York Stock Exchange. The Corporate Governance and Nominating Committee met two times during the year.

Employee and Public Responsibility Committee.    The Employee and Public Responsibility Committee provides oversight and guidance in those areas concerning Sara Lee’s obligations to its employees and to its major public constituencies, including its stockholders, customers, consumers and the communities in which Sara Lee operates. The Employee and Public Responsibility Committee met three times during the year.

Executive Committee.    The Executive Committee exercises the authority of the Board on such matters as are delegated to it by the Board of Directors from time to time and exercises the powers of the Board between meetings of the Board of Directors. The Executive Committee meets on a periodic basis, as needed, and did not meet during the year.

Finance Committee.    The Finance Committee reviews the Corporation’s financial policies and performs other duties as requested by the Board of Directors from time to time. The Finance Committee met four times during the year.

Qualified Legal Compliance Committee.    The Qualified Legal Compliance Committee was established to facilitate the confidential receipt, retention and consideration of reports, made by attorneys retained or employed by Sara Lee, of evidence of a material violation of U.S. federal or state securities law, a material breach of fiduciary duty arising under federal or state law, or a similar material violation of any U.S. federal or state law by Sara Lee or any of its officers, directors, employees or agents. The Committee is comprised solely of non-management directors, all of whom are independent within the meaning of the listing standards of the New York Stock Exchange and the rules of the Securities and Exchange Commission. The Qualified Legal Compliance Committee is comprised of the members of the Audit Committee and the chair of the Corporate Governance and Nominating Committee, who also serves as the chair of the Committee. The Committee will meet on a periodic basis, as needed, and did not meet during the year.

DIRECTOR COMPENSATION

Directors who are Sara Lee employees are not compensated for their services as directors. Outside directors of Sara Lee receive an annual retainer of $75,000 and an annual grant of restricted stock units with a fair market value of $75,000 on the date of grant. The restricted stock units will vest in full three years after the date of grant and, upon vesting, each restricted stock unit will be converted into one share of Sara Lee common stock. Outside directors also may elect to receive Sara Lee common stock in lieu of all or a portion of their annual retainer. Directors do not receive any meeting or attendance fees. In addition, each outside director who chairs a committee of the Board (other than the Audit Committee) receives an additional retainer of $5,000. The chair of the Audit Committee receives an additional $10,000 retainer and each other outside director who is a member of the Audit Committee receives an additional $5,000 retainer.

The Board strongly believes that the directors should have a meaningful ownership interest in Sara Lee and has implemented stock ownership guidelines for Sara Lee’s directors. The ownership guidelines require directors to own a minimum of 20,000 shares of Sara Lee common stock (including restricted stock units) by July 1, 2007 or within five years after a director is first elected to the Board, whichever is later.

Under the amended 1999 Non-Employee Director Stock Plan, outside directors may elect to defer all or a portion of their annual retainer into a non-qualified, unfunded deferred compensation program. At the election of the director, deferred amounts earn a return equivalent to the return on an investment in an interest-bearing account or a stock equivalent account. The amounts deferred, dividend equivalents, plus interest and any appreciation, are paid in cash or in shares of Sara Lee common stock, as applicable, on dates selected by the director.

Cornelis J.A. van Lede also serves as Chairman of the Supervisory Board of Sara Lee/DE International B.V., a Dutch subsidiary of Sara Lee, and, for such service, he receives an annual retainer of Euro 44,000 (approximately $53,500) and a representation allowance of Euro 5,446 (approximately $6,600) for expenses.

SARA LEE STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS

This table indicates the amount of common stock beneficially owned by Sara Lee’s executive officers, directors and director nominees as of September 1, 2004. In general, “beneficial ownership” includes those shares a director, director nominee or executive officer has the power to vote or transfer, and stock options that are exercisable currently or that become exercisable within 60 days. Except as otherwise noted, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them. No person named in the table owns more than 1% of the outstanding shares of common stock.

Name	Shares of Common Stock (1)	Options Currently Exercisable or Exercisable within 60 days	Restricted Stock Units and Stock Equivalents (2)
Brenda C. Barnes	2,200	—	107,160
J.T. Battenberg III	7,975	—	10,876
Lee A. Chaden	69,167	473,102	172,598
Charles W. Coker	101,002	125,018	20,480
James S. Crown	23,420	78,989	10,876
Willie D. Davis	29,110	67,216	10,876
Vernon E. Jordan, Jr.	26,212	88,170	10,876
Laurette T. Koellner	2,000	—	10,209
L.M. (Theo) de Kool	71,681	389,105	104,363
Cornelis J.A. van Lede	1,084	—	9,455
Joan D. Manley	56,916	60,968	10,876
C. Steven McMillan	344,833	2,638,111	645,003
Richard A. Noll	60,877	372,919	104,550
Adriaan Nühn	80,311	529,742	121,045
Sir Ian Prosser (3)	—	—	—
Rozanne L. Ridgway	15,171	68,016	10,876
Richard L. Thomas	443,672	93,864	33,751
Directors and executive officers as a group (22 persons)	1,662,119	6,077,923	1,720,820

(1)	Includes the following number of shares of common stock owned by relatives or held in trusts or partnerships for the benefit of relatives with respect to which the named persons disclaim beneficial interest: Mr. Coker, 64,960 shares; Mr. McMillan, 6,674 shares; and Mr. Thomas, 154,000 shares.
(2)	Includes restricted stock units granted under Sara Lee’s 1998 Long-Term Incentive Stock Plan and 1999 Non-Employee Director Stock Plan, and stock equivalent balances held under Sara Lee’s Executive Deferred Compensation Plan and Director Deferred Compensation Plan. The value of the restricted stock units and stock equivalents mirrors the value of Sara Lee common stock. The amounts ultimately realized by the directors and executives will reflect changes in the market value of Sara Lee common stock from the date of deferral or accrual until the date of payout. The restricted stock units and stock equivalents do not have voting rights, but are credited with dividend equivalents. Restricted stock units vest and are converted into shares of common stock as the vesting period lapses or, for performance-based units, specific performance goals are achieved.
(3)	Not currently a director; nominated for election at the Annual Meeting.

SARA LEE STOCK OWNERSHIP

BY CERTAIN BENEFICIAL OWNERS

The following table sets forth information regarding each person who, we believe, beneficially owned more than 5% of Sara Lee’s outstanding common stock as of September 1, 2004. There are no arrangements known to Sara Lee that may result in a change in control of Sara Lee upon the occurrence of some future event.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Approximate Percentage of Class
Capital Research and Management Company 333 South Hope Street Los Angeles, California 90071	81,271,600(1)	10.3%

(1)	On April 9, 2004, Capital Research and Management Company (“Capital Research”) filed with the Securities and Exchange Commission an amendment to Capital Research’s Schedule 13G in which it reported that it beneficially owns 81,271,600 shares of Sara Lee common stock. In this Schedule 13G amendment, Capital Research states that it holds all of these shares in its capacity as an investment advisor to various investment companies registered under the Investment Company Act of 1940.

EXECUTIVE COMPENSATION

Report of the Compensation and Employee Benefits Committee on Executive Compensation

The Compensation and Employee Benefits Committee consists of six non-management directors whom the Board has determined satisfy the independence requirements of the Securities and Exchange Commission, the New York Stock Exchange and the Board independence standards contained in Sara Lee’s Corporate Governance Guidelines. As specified in our Committee’s charter, we are responsible for the review of all aspects of executive compensation, including special benefits and perquisites as well as the production of this report. We have retained the services of an outside executive compensation consultant in order to assist us in evaluating the competitiveness and appropriateness of the executive compensation program. The consultant reports directly to the Committee and only the Committee has the authority to terminate this relationship.

Executive Compensation Philosophy and Guiding Principles

Sara Lee’s executive compensation program is designed to support the company’s objectives of profitable growth and increased stockholder value. In order to accomplish these objectives the compensation program must support the company’s ability to recruit, motivate and retain the highest caliber of executive talent. The guiding principles of Sara Lee’s executive compensation program are to:

•	support Sara Lee’s short and long-term strategic objectives;

•	align executives’ goals and rewards with our stockholders’ best interests;

•	reward executives for their contribution to Sara Lee’s success;

•	provide a competitive compensation opportunity in comparison to Sara Lee’s peer group of companies; and

•	encourage significant ownership of Sara Lee stock.

Elements of the Executive Compensation Program

Sara Lee’s executive compensation program consists of the following elements (which are shown, for the named executive officers, in the Summary Compensation Table on page 20 of this proxy statement):

1.    Annual compensation  includes salary and annual bonus. The Committee reviews executives’ salaries annually and increases may be granted based upon the individual’s performance and competitive practice.

The amounts of any annual bonuses paid are based upon the achievement of specified financial goals and individual standards of performance that are set for each executive at the beginning of the fiscal year. At the end of the fiscal year, the Committee makes a determination of the degree to which the goals and objectives were successfully completed. The Committee retains full discretion as to the amount, if any, of the annual bonuses paid.

2.    Long-term compensation,  beginning in fiscal year 2004, consists of a combination of performance and service-based restricted stock units for the named executive officers. Restricted stock units represent the right to receive a specified number of shares of Sara Lee common stock if and to the extent the restricted stock units vest.

3.    Other compensation  includes typical employee benefit and perquisite programs that are considered competitive for senior executives. Among these programs, Sara Lee provides retirement and healthcare programs, severance plans and a deferred compensation program to its executives. There are two investment alternatives under the deferred compensation program, a Sara Lee stock equivalent account and an interest income account. The interest rate applicable to the latter investment alternative was 3.07% in fiscal year 2004.

The perquisites offered are typical of those provided to senior executives and include company-provided cars, financial counseling, club memberships, first class air travel, annual physical exams and use of the company’s aircraft for business and personal usage. Beginning in fiscal year 2005, executives will be required to reimburse the company for any personal use of Sara Lee’s corporate aircraft.

Determining Competitiveness of Executive Compensation Program

One of the guiding principles underlying Sara Lee’s executive compensation program is to provide a competitive compensation opportunity in comparison to Sara Lee’s peer group of companies. The companies used by Sara Lee for compensation comparisons consist of a select group of the largest global consumer products companies, many of which are represented in the S&P Peer Composite index shown in the Performance Graph on page 19. This peer group is used for comparisons of all elements of the compensation and benefits package.

Sara Lee sets its basic program elements to approximate the median compensation levels of its peer group. When an executive’s performance is outstanding, and Sara Lee’s financial performance and stock price outperforms that of its peer group of companies, then the executive has the potential to earn compensation that is meaningfully above the median of the peer group.

Annual Compensation

Salary:    We determine the appropriateness of an executive’s salary by considering his or her responsibilities and individual performance and by reference to the median salary levels paid by peer group companies to executives in positions of similar responsibility. Salary increases are typically considered annually and are based on both financial and non-financial results achieved by the executive during the preceding fiscal year.

Annual Bonus:    For the named executive officers listed in the Summary Compensation Table on page 20 of this proxy statement, annual bonus is the lesser of:

1.    An incentive pool which is 1.5% of the net income in excess of that necessary to achieve a 10% return on average total common stockholders’ equity, with 30% of the incentive pool allocated to the chief executive officer and the remainder divided equally among the other named executive officers, or

2.    An amount which is based upon the achievement of performance goals such as earnings per share, operating profit and increased sales, and the achievement of non-financial objectives, such as succession planning and diversity-related initiatives, each of which is set at the beginning of the fiscal year. Target and maximum award levels are set as a percent of salary, which if earned, would result in competitive pay for competitive performance.

Annual bonus payments to the named executive officers for fiscal year 2004 were paid 75% in cash and 25% in restricted stock units that vest at the end of fiscal year 2005.

Long-Term Compensation

Under Sara Lee’s long-term compensation program, we annually review and approve awards to key executives based upon their individual performance and, if appropriate, performance of their business unit. Additionally, we may consider the individual’s potential for advancement, and his or her importance to the success of the company and market competitive practices.

Beginning in fiscal year 2004, Sara Lee discontinued its use of stock options as a routine element of its long-term compensation program. The named executive officers now receive a combination of performance and service-based restricted stock units. This change was made to better align executives’ and stockholders’ interests, increase the retention value of the program and link additional rewards to the achievement of specific financial goals. Restricted stock units may also be less dilutive to the company than stock options as a form of long-term compensation.

Performance-based restricted stock units were granted under the Executive Management Long-Term Incentive Program for Fiscal Years 2004-2006. This program consists of a three-year performance cycle and the payment of any award at the end of the performance cycle is contingent upon achieving specific performance goals. If any awards are earned at the end of the performance cycle, the performance-based restricted stock units are then converted to shares of Sara Lee common stock. Depending upon the performance results, the executive may earn shares of common stock ranging from 0% to 200% of the number of performance-based restricted stock units originally granted. Dividend equivalents are accrued during the performance cycle and, if earned, they are paid at the end of the performance cycle. If the executive voluntarily terminates employment, other than for retirement, before completion of the performance cycle, all of the performance-based restricted stock units are forfeited.

Service-based restricted stock units were granted under the Long-Term Restricted Stock Unit Grant for Fiscal Years 2004-2006. One-third of the total service-based restricted stock units granted vest on August 31 of 2004, 2005 and 2006. On those vesting dates one-third of the service-based restricted stock units are converted to shares of Sara Lee common stock and released to the executive. Dividend equivalents are accrued during the restriction period and are paid upon the respective vesting date of each tranche of service-based restricted stock units. If the executive voluntarily terminates employment, other than for retirement, before completion of the restriction period, all of the service-based restricted stock units that are not yet vested are forfeited.

Executive Stock Ownership Requirements

We believe it is important to align executives’ interests with those of Sara Lee’s stockholders. Sara Lee’s key executives have a substantial portion of their incentive compensation paid in the form of Sara Lee common stock. Because we strongly believe that Sara Lee’s executives should have a meaningful ownership interest in their company, stock ownership guidelines now apply to more than 500 of Sara Lee’s executives. The ownership requirements vary by the executive’s level and range from a minimum of 4,000 to a maximum of 400,000 shares. Expressed as a percentage of salary, the ownership requirements range from a low of approximately 60% of salary to a high of approximately 750% of salary in the case of the Chief Executive Officer.

In 2004, the Chief Executive Officer’s ownership requirement was increased from 300,000 to 400,000 shares. Mr. C. Steven McMillan meets and exceeds this increased ownership requirement.

Future Changes in the Executive Compensation Program

The Committee has approved two changes that will affect Sara Lee’s executive compensation program in the near future. The first change is that the company has decided to eliminate the restoration stock option feature of its long-term compensation program when and if the proposed Financial Accounting Standards Board’s (FASB) requirement to expense stock options becomes effective for Sara Lee. Restoration stock options are granted when executives use currently owned shares of Sara Lee common stock to exercise their stock options. Restoration stock options are subject to the same terms and conditions as the original stock options they replace, except that the restoration stock options’ exercise price is equal to the market value of Sara Lee’s common stock on the date the restoration stock option is granted. This feature will be eliminated because, under the FASB’s proposed rules for accounting for equity compensation, the exercise of restoration stock options will result in an additional expense to the company. The company has informed its executives that if the proposed FASB rule becomes effective, they will no longer be able to receive restoration stock options upon the exercise of their outstanding stock options. The FASB’s rule change is expected to become effective for Sara Lee at the beginning of the company’s 2006 fiscal year. The company still believes that the restoration stock option feature is an excellent vehicle to encourage executives to accumulate and hold shares of Sara Lee common stock, however, the company decided to eliminate the program because it could result in unpredictable and potentially significant expense exposure for the company. In the event that the FASB changes its stance on the expense treatment of restoration stock options, Sara Lee may reconsider this decision.

The second change is that beginning in fiscal year 2005, the company will rebalance the mix of its incentive compensation programs for its top tier of approximately 120 executives, including the named executive officers. This change will reduce the annual bonus potential of these executives by 25% and shift that value into incremental funding of the long-term compensation program.

Chief Executive Officer’s Compensation

The Committee increased Mr. McMillan’s salary by 3.1%, from $1,135,000 to $1,170,000, effective September 1, 2003. The Committee believes Mr. McMillan’s salary level is appropriate for the Chief Executive Officer of a company of Sara Lee’s size, complexity and performance.

We set specific financial and non-financial performance goals for Mr. McMillan at the beginning of fiscal year 2004 for annual incentive purposes. Diluted earnings per share, sales, cash flow and value added earnings (a measure of economic profit) constituted approximately 90% of his fiscal year 2004 annual incentive opportunity and the remainder was related to individual standards of performance.

Sara Lee’s fiscal year 2004 diluted earnings per share results of $1.59 reflect a 6.0% increase, and sales increased by 7.0% to $19.6 billion. The company generated a record level of cash from operations of more than $2 billion and increased its annual dividend by more than 20%. Sara Lee also achieved target level results on its value added earnings goal.

Based upon our assessment of Mr. McMillan’s performance and the company’s financial results for fiscal year 2004, Mr. McMillan earned an annual bonus payment of $3,643,843, of which $2,732,882 was paid in cash and $901,961 in restricted stock units that vest at the end of fiscal year 2005. This bonus was below the maximum award possible under the Performance-Based Annual Incentive Plan for fiscal year 2004 and also below his 2003 bonus, which was paid in cash and shares of common stock. See note 1 to the Summary Compensation Table on page 20 for reporting details. The Committee did not award any bonus for that portion of Mr. McMillan’s bonus opportunity that was related to his individual standards of performance.

On August 28, 2003, Mr. McMillan received 83,500 performance-based restricted stock units under the Executive Management Long-Term Incentive Program for Fiscal Years 2004-2006. He also received 83,500 restricted stock units under the Long-Term Restricted Stock Unit Grant for Fiscal Years 2004-2006. Both of these programs were described previously on page 16 under the Long-Term Compensation section of this report.

In recognition of the Committee’s focus on increasing stockholder value, one-half of Mr. McMillan’s fiscal year 2005 stock award will be subject to vesting based upon increases in total stockholder return, i.e., stock price appreciation plus reinvested dividends. On August 26, 2004, Mr. McMillan was granted 102,340 performance-based restricted stock units that fully vest over three years only if Sara Lee’s total stockholder return equals or exceeds the 75th percentile of the total stockholder returns of a specified peer group of companies with whom Sara Lee competes. The other one-half of his fiscal year 2005 stock award, 102,340 performance-based restricted stock units, vests at the end of fiscal year 2007 only if specified diluted earnings per share and value added earnings goals are achieved. Because these grants were made early in fiscal year 2005, which is consistent with the company’s typical timing of stock awards, and relate to fiscal years 2005 and later, they are not reflected in this year’s fiscal 2004 Summary Compensation Table on page 20.

Tax Deductibility of Compensation

The Internal Revenue Code contains a provision that limits the tax deductibility of certain compensation paid to named executive officers. This provision disallows the deductibility of certain compensation in excess of $1.0 million per year unless it is considered performance-based compensation under the tax code. We have adopted policies and practices that should ensure the maximum tax deduction possible under Section 162(m) of the tax code of Sara Lee’s annual bonus payments and awards under the Executive Management Long-Term Incentive Program. However, we reserve the right to forgo any or all of the tax deduction if we believe it to be in the best long-term interests of Sara Lee’s stockholders.

Summary

We believe the compensation programs of Sara Lee are designed and administered in a manner consistent with the company’s executive compensation philosophy and guiding principles. The programs continue to emphasize the retention of key executives and rewarding them appropriately for positive results. We continually monitor these programs and change them in recognition of the dynamic, global marketplace in which Sara Lee competes for talent. Sara Lee will continue to emphasize pay-for-performance and equity-based incentive programs that reward executives for results that are consistent with stockholders interests.

Compensation and Employee Benefits Committee

Charles W. Coker, Chairperson, J. T. Battenberg III, Willie D. Davis,

Vernon E. Jordan, Jr., Cornelis J.A. van Lede and

Joan D. Manley

Performance Graph

Comparison of Five-Year Cumulative Total Stockholder Return as of July 2

	1999	2000	2001	2002	2003	2004
Sara Lee	100	87	88	99	93	118
S&P Peer Composite	100	80	100	118	113	138
S&P 500	100	107	91	75	75	89

Sara Lee utilizes a weighted composite of the S&P Packaged Foods & Meats, Household Products (Non-Durables) and Apparel, Accessories and Luxury Goods Indices because no single standardized industry index represents a comparable peer group. As of July 2, 2004, the three indices were comprised of the following companies: the S&P Packaged Foods & Meats Index — Campbell Soup Company, ConAgra Foods Inc., General Mills, Inc., Hershey Foods Corporation, H.J. Heinz Company, Kellogg Company, McCormick & Company Inc., Sara Lee Corporation and Wm. Wrigley Jr. Company; the S&P Household Products Index — The Clorox Company, Colgate-Palmolive Company, Kimberly-Clark Corporation, and The Procter & Gamble Company; and the S&P Apparel, Accessories and Luxury Goods Index — Jones Apparel Group Inc., Liz Claiborne, Inc. and VF Corporation. The returns on the Peer Composite index were calculated as follows: at the beginning of each fiscal year the amount invested in each S&P industry sector index was equivalent to the percentage of Sara Lee’s operating profits in its food and beverage, household products and branded apparel businesses, respectively, for the preceding year. As a result, the investment allocation was re-weighted each year to reflect the profit percentage change that occurred in Sara Lee’s business mix during the prior year.

Summary Compensation Table

The table below shows before-tax compensation for C. Steven McMillan, Sara Lee’s Chief Executive Officer, and the four next highest compensated executive officers of Sara Lee.

		Annual Compensation			Long-Term Compensation		All Other Compensation ($)(4)
Awards
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)	Other Annual Compensation ($)(2)	Restricted Stock Awards ($)(1)(3)	Securities Underlying Options (#)
C. Steven McMillan Chairman and Chief Executive Officer	2004 2003 2002	1,164,167 1,129,167 1,050,000	2,732,882 3,686,729 2,427,705	219,779 224,603 224,513	4,043,881 1,544,750 807,507	647,402 826,286 1,056,541	279,020 228,870 173,906
L.M. (Theo) de Kool Executive Vice President, Chief Financial Officer	2004 2003 2002	444,167 395,833 300,903	718,617 839,167 376,854	404,783 324,027 —	802,339 277,500 125,356	69,954 306,894 78,762	21,061 21,229 —
Lee A. Chaden Executive Vice President	2004 2003 2002	535,901 478,333 460,000	874,590 948,647 605,924	348 1,140 69,921	854,330 216,450 201,539	129,949 122,705 160,486	80,421 74,993 78,628
Adriaan Nühn (5) Executive Vice President	2004 2003	528,410 405,473	703,918 247,279	50,839 —	872,479 279,132	72,266 —	— —
Richard A. Noll (5) Senior Vice President	2004 2003	439,583 400,000	669,136 195,920	— —	729,565 297,618	33,538 22,620	50,539 51,360

(1)	In fiscal 2004, 25% of the annual incentive bonus paid to each named executive officer was paid in restricted stock units, and the fair market value of these restricted stock units is reported in the “Restricted Stock Awards” column for fiscal year 2004. In fiscal 2003, 25% of the annual incentive bonus paid to each named executive officer was paid in shares of common stock, and the fair market value of these shares is reported in the “Bonus” column for fiscal year 2003.
(2)	This column includes the aggregate incremental costs to Sara Lee of providing certain non-cash compensation to the named executive officers. Included are amounts for: Mr. McMillan, personal use of corporate aircraft ($127,076 in 2004, $130,397 in 2003 and $142,829 in 2002); Mr. de Kool, cost of living adjustments and housing provided by Sara Lee paid in accordance with Sara Lee policies applicable generally to employees assigned to locations outside their home countries ($187,351 in 2004 and $195,781 in 2003); Mr. Chaden, housing and relocation expenses paid in accordance with Sara Lee policies applicable generally to employees assigned to locations outside their home countries ($64,713 in 2002); and Mr. Nühn, imputed income for personal use of corporate automobile ($36,200 in 2004).
(3)	Amounts represent the market value of restricted stock units based on the closing price per share of Sara Lee common stock on the date of grant. The restricted stock units vest if and only to the extent that the executive officer continues to be employed by Sara Lee or, for performance-based units, the specific performance goals are achieved. Upon vesting, each restricted stock unit will be converted into one share of Sara Lee common stock. This column includes both (i) restricted stock units granted on August 28, 2003, valued at the closing stock price on that date of $18.76 per share, half of which vest in August 2006 to the extent specified performance targets are achieved and the other half of which vest over three years in equal annual increments and (ii) restricted stock units granted on August 26, 2004 as 25% of the executive’s fiscal 2004 annual incentive bonus, valued at the closing stock price on that date of $22.22 per share, which will vest on July 2, 2005. Dividend equivalents granted on the restricted stock units during the vesting period are escrowed and the dividend equivalents, plus interest on the escrowed dividend equivalents, are distributed at the end of the vesting period in the same proportion as the restricted stock units vest. To the extent an executive officer terminates employment with Sara Lee or the applicable performance goals, if any, are not attained, the restricted stock units and the escrowed dividend equivalents and interest are forfeited. In the event of a change of control, the restricted stock units held by the executive officers will vest in full. The market value and the aggregate number of all restricted stock units held by each executive officer named above as of July 2, 2004, the last business day of the fiscal year (based on the $23.17 closing price per share of Sara Lee common stock on that day), were as follows: Mr. McMillan, $5,804,085 (250,500); Mr. de Kool, $1,042,650 (45,000); Mr. Chaden, $966,189 (41,700); Mr. Nühn, $1,598,730 (69,000); and Mr. Noll, $1,457,393 (62,900).
(4)	The amounts reported in this column for fiscal year 2004 include: (i) matching contributions under Sara Lee’s 401(k) Plan and amounts allocated under a supplemental benefit plan to the following officers: Mr. McMillan, $214,054; Mr. de Kool, $21,061; Mr. Chaden, $64,802; and Mr. Noll, $36,673; (ii) $4,357 of interest accrued at above-market rates (as defined by the rules of the Securities and Exchange Commission) on compensation for prior periods deferred by Mr. McMillan; and (iii) premiums paid by Sara Lee in connection with universal life insurance policies that are owned by the following officers: Mr. McMillan, $60,609; Mr. Chaden, $15,619; and Mr. Noll, $13,866.
(5)	Messrs. Nühn and Noll became executive officers of Sara Lee in fiscal 2003, so their fiscal 2002 compensation is not required to be disclosed.

Option Grants in Last Fiscal Year

The following table gives information on stock options granted during fiscal year 2004, which consists solely of restoration stock options.

Name	Number of Securities Underlying Options Granted (#)(1)	% of Total Options Granted to Employees in Fiscal Year		Exercise Price ($/sh)(2)	Expiration Date(2)	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
						5% (3) ($)	10% (3) ($)
C. Steven McMillan	Restoration Grants 30,866 76,877 220,975 208,162 72,419 29,077 9,026	0.65 1.63 4.69 4.41 1.54 0.62 0.19	% % % % % % %	21.115 21.115 21.115 23.28 23.28 23.28 23.28	1/27/2010 8/29/2012 4/27/2010 4/27/2010 8/29/2012 1/27/2010 1/27/2010	227,744 862,175 1,706,667 1,611,750 832,738 214,349 66,538	518,638 2,107,594 3,912,266 3,645,354 2,007,173 481,649 149,512
Theo de Kool	Restoration Grants 6,000 6,356 5,681 1,735 14,415 35,767	0.13 0.13 0.12 0.04 0.31 0.76	% % % % % %	24.03 20.355 20.355 20.355 20.355 23.185	8/27/2008 6/29/2010 4/27/2010 6/29/2010 8/29/2012 8/28/2007	39,736 47,725 41,329 13,027 153,091 141,292	87,781 109,538 94,421 29,901 372,913 298,373
Lee A. Chaden	Restoration Grants 9,740 43,122 10,804 22,160 44,123	0.21 0.91 0.23 0.47 0.94	% % % % %	21.125 21.125 21.125 23.185 23.185	8/28/2007 4/27/2010 8/29/2012 4/27/2010 8/28/2007	41,087 333,703 121,364 171,063 174,301	87,881 765,130 296,745 386,955 368,079
Adriaan Nühn	Restoration Grants 9,713 36,027 3,380 9,081 14,065	0.21 0.76 0.07 0.19 0.30	% % % % %	21.225 21.225 21.225 21.225 23.28	4/27/2010 4/27/2010 8/29/2012 8/29/2012 8/26/2009	73,308 271,910 37,285 100,173 94,900	167,358 620,757 90,752 243,823 210,892
Richard A. Noll	Restoration Grants 22,148 11,390	0.47 0.24	% %	21.925 21.925	4/27/2010 8/29/2012	170,214 128,370	387,794 311,785

(1)	Sara Lee did not grant any new stock options to the named executive officers in fiscal 2004, so this table reports only restoration stock options granted upon the exercise of existing options. The grant of a restoration stock option is intended to promote increased employee share ownership by encouraging the early exercise of existing options, and does not result in an increase in the total combined number of shares and options held by an employee. Restoration stock options are subject to the same terms and conditions, including the expiration dates, as the original stock options they replace, except that the restoration option’s exercise price equals 100% of the fair market value of the common stock on the date of grant of the restoration option. Sara Lee has decided to eliminate the restoration option feature from its stock option program if and when Sara Lee is required to expense stock options. See the “Report of the Compensation and Employee Benefits Committee on Executive Compensation-Future Changes in the Executive Compensation Program” for more details. The options shown in the table are generally not transferable, except for transfers to immediate family members.
(2)	The exercise price equals 100% of the fair market value of the common stock on the date of grant, and the option may be exercised for 10 years. Restoration options are exercisable six months after the date of grant. In the event of a change of control of Sara Lee, options held by executive officers of Sara Lee will vest in full.
(3)	The potential realizable value assumes that the fair market value of Sara Lee common stock on the date the option was granted appreciates at the indicated annual growth rate (which is set by the rules of the Securities and Exchange Commission), compounded annually, for the option term. These growth rates are not intended by Sara Lee to forecast future appreciation, if any, of the price of common stock, and Sara Lee expressly disclaims any representation to that effect.

Option Exercises and Fiscal Year-End Values

The following table shows the number and value of stock options (exercised and unexercised) for Messrs. McMillan, de Kool, Chaden, Nühn and Noll during fiscal year 2004.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#) (1)		Value of Unexercised In-the-Money Options at Fiscal Year-End ($) (2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
C. Steven McMillan	693,420	1,609,558	2,388,111	652,017	1,061,574	987,497
Theo de Kool	67,729	171,761	325,918	118,954	511,104	254,771
Lee A. Chaden	139,195	338,935	434,769	116,283	326,294	142,566
Adriaan Nühn	121,710	187,419	429,876	130,598	668,816	285,905
Richard A. Noll	39,167	214,480	313,548	78,537	407,658	199,869

(1)	Represents the number of shares of common stock underlying options held by each named executive officer.
(2)	Calculated based on the closing price of Sara Lee common stock on July 2, 2004 (the last business day of the fiscal year) of $23.17 less the option exercise price. An option is in-the-money if the market value of the common stock subject to the option is greater than the exercise price.

Employment Agreements

Adriaan Nühn has employment agreements with Sara Lee and Sara Lee/DE International B.V., successor to Sara Lee/DE N.V., a Dutch subsidiary of Sara Lee. Under the agreements, Mr. Nühn currently receives an annual base salary of Euro 454,750 (approximately $552,600). Mr. Nühn also participates in Sara Lee’s annual short-term incentive plans, long-term incentive plans and other employee benefit plans on a basis commensurate with other officers of Sara Lee. Mr. Nühn’s agreement with Sara Lee may be terminated at any time, and his agreement with Sara Lee/DE generally may be terminated upon six months’ prior notice, at which time his participation in Sara Lee’s plans ceases. Generally, if Mr. Nühn’s employment is terminated without cause, he is entitled to severance equal to at least one year’s salary plus other benefits which are described below in the description of Sara Lee’s severance plans, together with any severance benefits to which he may be entitled under Dutch law. If Mr. Nühn’s employment is terminated at the option of Sara Lee/DE after age 57 1/2, or at his option after age 60, he will be paid 90% of his base salary for the first year following such termination of employment and 80% of his base salary for each year thereafter until he reaches age 62, subject to reduction under certain circumstances. The agreements contain customary confidentiality and non-competition provisions.

Severance Plan

Sara Lee’s Severance Plans for Corporate Officers provide that, if an officer’s employment is terminated without cause, the officer will receive between 12 and 24 months of salary as severance payments. The actual amount of severance payments is determined based upon the officer’s position, length of service and age. A terminated officer also would receive partial payment under any incentive plans applicable to the fiscal year in which the termination occurs. The terminated officer’s participation in Sara Lee’s medical, dental and Executive Life Insurance plans and Supplemental Benefit plans (which provides non-qualified retirement benefits) would continue for the same number of months for which he or she is receiving severance payments. The terminated officer’s participation in all other benefit plans ceases as of the date of termination of employment. At the discretion of Sara Lee’s Chief Executive Officer, the severance payments may (i) be increased by up to six months’ salary, if the terminated officer is 50 years of age or older, or up to three months’ salary, if the terminated officer is 40 to 49 years of age, and (ii) include an additional prorated portion of the terminated officer’s target annual incentive bonus for the severance period, provided that such payments do not exceed 50% of the maximum target annual incentive bonus. Severance payments terminate if the terminated officer becomes employed by a competitor of Sara Lee.

The Plan also provides for severance pay and continuation of certain benefits if an officer’s employment is terminated involuntarily within two years following a change in control, or within six months prior to a change in control. The Plan provides that terminated officers, including the executive officers named in the Summary Compensation Table, will receive two or three times their base pay (including salary and bonus), a pro-rated portion of their annual bonus based upon the target bonus rate in effect on the date of termination, and continuation of existing employee benefits during the severance period. Payments would be made within 20 business days after a change in control occurs. In the event that any payments made in connection with a change in control would be subjected to the excise tax imposed by Section 4999 of the Internal Revenue Code, Sara Lee will make tax equalization payments with respect to the officer’s compensation for all federal, state and local income and excise taxes, and any penalties and interest. In addition, all of the terminated officer’s options and restricted stock units would vest on the date the change of control is consummated. Generally, a “change in control” will be deemed to occur in the event of (i) certain acquisitions of 20% or more of the voting power of the then outstanding capital stock of Sara Lee, (ii) the consummation of a reorganization, merger or consolidation of Sara Lee or a sale or other disposition of all or substantially all of Sara Lee’s assets (unless, among other conditions, the stockholders of Sara Lee immediately prior to the transaction hold in substantially the same proportion, immediately after the transaction, more than 50% of the combined voting power of the entity resulting from the transaction), (iii) the consummation of a plan of complete liquidation or dissolution of Sara Lee, or (iv) a change in the Board such that the Continuing Directors (as defined below) cease to constitute at least a majority of the Board. The term “Continuing Director” is defined to mean (i) any member of the Board who was a member of the Board immediately after the 2002 Annual Meeting and (ii) any individual who becomes a director of Sara Lee after the 2002 Annual Meeting whose election or nomination for election was approved by the vote of at least a majority of the Continuing Directors then comprising the Board.

Retirement Plans

The following table shows the approximate annual pension benefits payable under Sara Lee’s qualified U.S. pension plan, as well as a nonqualified supplemental benefit plan. The compensation covered by the pension program is based on an employee’s average annual salary and cash bonus for the highest five consecutive years in the last ten years. The amounts payable under the pension program are computed on the basis of a straight-life annuity and are not subject to deduction for Social Security benefits or other amounts.

Final Average Compensation	Estimated Annual Normal Retirement Pension Based Upon the Indicated Credited Service
	10 Years	15 Years	25 Years	35 Years
$ 750,000	$131,250	$196,875	$328,125	$459,375
1,000,000	175,000	262,500	437,500	612,500
1,250,000	218,750	328,125	546,875	765,625
1,500,000	262,500	393,750	656,250	918,750
1,750,000	306,250	459,375	765,625	1,071,875
2,000,000	350,000	525,000	875,000	1,225,000
2,250,000	393,750	590,625	984,375	1,378,125
2,500,000	437,500	656,250	1,093,750	1,531,250
2,750,000	481,250	721,875	1,203,125	1,684,375
3,000,000	525,000	787,500	1,312,500	1,837,500
3,250,000	568,750	853,125	1,421,875	1,990,625
3,500,000	612,500	918,750	1,531,250	2,143,750

As of September 1, 2004, Messrs. McMillan, Chaden and Noll had 26, 12 and 12 years of credited service, respectively, under the U.S. pension plan. Mr. de Kool currently participates in the U.S. pension plan and additionally has prior non-U.S. service credited under the pension plan of Sara Lee/DE International B.V., a Dutch subsidiary of Sara Lee. As of September 1, 2004, Mr. de Kool had 2 years of credited service under the U.S. pension plan and 9 years under the Dutch pension plan. Mr. Nühn has 14 years of credited service under the Dutch pension plan. Pension benefits payable under the pension plans of Sara Lee/DE International B.V. also are based on an employee’s annual salary and cash bonus, and are computed on the basis of a straight-life annuity.

The non-qualified benefits accrued by Messrs. McMillan and Chaden are funded with periodic payments made by Sara Lee to trusts established by the executives. This program had been available to officers of Sara Lee if the present value of their accrued benefit exceeded $100,000 and they were age 55 and older, or $300,000 if they had not yet attained age 55. Sara Lee discontinued this program beginning in 2004 and allowed those already participating in the program to continue their participation under its original terms and conditions.

Section 16(a) Beneficial Ownership Reporting Compliance

Sara Lee believes that during fiscal 2004, its executive officers and directors timely filed all reports that were required to be filed under Section 16(a) of the Securities Exchange Act of 1934, except for the following: Cary D. McMillan, a former Executive Vice President of Sara Lee, failed to timely file a Form 4 to report the sale of 1,522 shares of Sara Lee common stock from his wife’s retirement account. Richard L. Thomas failed to timely file a Form 4 on two occasions to report two separate purchases of a total of 17,138 shares of Sara Lee common stock. Robert S. Kopriva failed to timely file a Form 4 to report a sale of 2,000 shares of common stock. Each of Messrs. Cary D. McMillan, Thomas and Kopriva filed a Form 4 to report each of these transactions promptly upon discovery of the oversights.

AUDIT COMMITTEE MATTERS

Report of the Audit Committee

The Audit Committee of Sara Lee’s Board of Directors is composed of five independent directors and operates under a written charter adopted by the Board of Directors. A copy of the Audit Committee charter is attached as Annex A to this proxy statement and also is available on Sara Lee’s corporate Web site at www.saralee.com under the caption “Our Company–Board of Directors—Board Committee Charters.” The Committee held five meetings during the last fiscal year. The Audit Committee has selected, subject to stockholder ratification, PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as Sara Lee’s independent auditors for the 2005 fiscal year. The Committee discussed its selection with the Board of Directors and the Board unanimously expressed its approval of the selection of PricewaterhouseCoopers.

Management is responsible for Sara Lee’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of Sara Lee’s consolidated financial statements in accordance with the Standards of the Public Company Accounting Oversight Board (United States) and for issuing a report thereon. As provided in its Charter, the Committee’s responsibilities include oversight of these processes.

In this context, and in accordance with its Charter, the Committee has met and held discussions with management and the independent auditors. At each meeting, the Committee meets separately with Sara Lee’s internal and independent auditors. Management represented to the Committee that Sara Lee’s audited consolidated financial statements for the fiscal year ended July 3, 2004 (the “Financial Statements”), were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the Financial Statements with management and the independent auditors. The Committee also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards).

In addition, the Committee has received from the independent auditors the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with the independent auditors the auditors’ independence from Sara Lee and its management. The Committee considered the non-audit services that the independent auditors provided in fiscal year 2004 and determined that the provision of those services is compatible with and does not impair the auditors’ independence. In accordance with the Sarbanes-Oxley Act of 2002, the Committee pre-approves all audit and non-audit services performed by the independent auditors.

In fulfilling its oversight responsibility of reviewing the services performed by Sara Lee’s independent auditors, the Committee carefully reviews its policies and procedures for the engagement of the independent auditor. The Committee also discussed with Sara Lee’s internal and independent auditors the overall scope and plans for their respective audits. The Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the consideration of Sara Lee’s internal controls, and the overall quality of Sara Lee’s financial reporting. The Committee also reviewed and discussed with the independent auditors the fees paid to the independent auditors; these fees are described following this report.

Based on the Committee’s review and discussions of the matters referred to above, the Committee recommended to the Board of Directors, and the Board has approved the recommendation, that the Financial Statements be included in Sara Lee’s Annual Report on Form 10-K for the year ended July 3, 2004, for filing with the Securities and Exchange Commission.

Audit Committee

James S. Crown, Chairperson, J. T. Battenberg III, Charles W. Coker,

Laurette T. Koellner, Joan D. Manley

Audit Fees

PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) was Sara Lee’s principal auditor for fiscal year 2004. Aggregate fees for professional services rendered for Sara Lee by PricewaterhouseCoopers for the fiscal years ended July 3, 2004 and June 28, 2003 were as follows (in millions):

	Fiscal Year Ended July 3, 2004	Fiscal Year Ended June 28, 2003
Audit Fees	$9.5	$8.9
Audit–Related Fees	4.2	1.0
Tax Fees	1.5	1.2
All Other Fees	0.1	2.5

	$15.3	$13.6

Audit Fees were for professional services rendered for the audits of the consolidated financial statements of Sara Lee and the issuance of comfort letters and consents and the review of documents filed by Sara Lee with the Securities and Exchange Commission.

Audit–Related Fees were for accounting consultations and the assessment of risk management controls in connection with the implementation of Section 404 of the Sarbanes-Oxley Act of 2002.

Tax Fees were related to tax compliance, tax planning and tax advice related to a number of projects. The more significant projects involved the review of plans to reduce taxes in certain foreign jurisdictions, advice on the amortization of intangibles for tax purposes, consolidated loss issues, tax treatment on the disposition of certain assets and requirements on elections, statements and reporting for tax returns.

All Other Fees for the fiscal year ended July 3, 2004 includes $115,000 for certain technical research and assistance. All Other Fees for the fiscal year ended June 28, 2003 includes $2,359,000 of fees related to the installation of information technology systems at Sara Lee’s U.S. Meats business. In fiscal 2000, Sara Lee initiated a significant project to improve the information technology systems in its U.S. Meats business and engaged Arthur Andersen LLP (“Andersen”) to assist in the implementation of this project. When the project was close to completion, Andersen sold the area of its consulting practice working on this project to PricewaterhouseCoopers and Sara Lee made a decision to continue working with the personnel who had been engaged on the project since its inception. PricewaterhouseCoopers subsequently sold this area of practice; however, during the period of time it owned this business, $2,359,000 of fees were incurred on the U.S. Meats project. The remaining $157,000 of fees for the fiscal year ended June 28, 2003 relate to assistance on certain benchmarking studies, consulting on certain customer bankruptcy matters and the completion of projects initiated prior to Sara Lee’s acquisition of The Earthgrains Company.

Representatives of PricewaterhouseCoopers will be present at the Annual Meeting and will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

Audit Committee Pre-Approval Policies and Procedures

On an ongoing basis, management of Sara Lee defines and communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the Committee approves the engagement of PricewaterhouseCoopers. On a periodic basis, Sara Lee’s management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. The projects and categories of service are as follows:

Audit — These fees include the cost of professional services to audit Sara Lee’s financial statements. The cost of the annual audit includes costs associated with the quarterly review of financial statements performed in connection with the audit and scope modifications initiated during the course of the audit work. The Committee separately pre-approves a budget for services related to the issuance of comfort letters and consents, the review of documents filed with the Securities and Exchange Commission and the review of unique transactions that may arise during the course of the year.

Audit-Related Services — The Committee separately pre-approves budgets for services related to accounting consultations and the assessment of risk management controls in connection with the implementation of Section 404 of the Sarbanes-Oxley Act of 2002.

Tax — The Committee separately pre-approves a budget for services related to tax compliance and planning issues. The specific types of tax services approved include (a) the review of tax returns; (b) assistance with tax examinations and elections; and (c) advice regarding tax codes including interpretations, procedures and private letter rulings thereof, or their equivalent in applicable jurisdictions, in the following areas: income tax; value added tax; sales and use tax; exise taxes.

Other Services — Other services are pre-approved on an engagement-by-engagement basis.

RATIFICATION OF INDEPENDENT AUDITORS

The Audit Committee has appointed PricewaterhouseCoopers to serve as Sara Lee’s independent auditors for its fiscal year ending July 2, 2005. The Audit Committee and the Board of Directors seek to have the stockholders ratify the Audit Committee’s appointment of PricewaterhouseCoopers, which has served as Sara Lee’s independent auditors since 2002. Representatives of PricewaterhouseCoopers will be present at the Annual Meeting and will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions. If the appointment of PricewaterhouseCoopers is not ratified by the stockholders, the Audit Committee may appoint other independent auditors or may decide to maintain its appointment of PricewaterhouseCoopers.

THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMEND YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS FOR FISCAL YEAR 2005.

STOCKHOLDER PROPOSAL REQUESTING A REPORT REGARDING

SARA LEE’S CHARITABLE CONTRIBUTIONS

John Jennings Crapo, P.O. Box 400151, Cambridge, Massachusetts 02140-0002, advised Sara Lee that he intends to present the following proposal for consideration at the Annual Meeting. The proposal set forth below has been reproduced verbatim in the form in which it was received by Sara Lee. Text in brackets represents conforming modifications made by Sara Lee.

Stockholder Proposal

Sara Lee Corporation (“[Sara] Lee”) stockholders recommend our Board of Directors (“Board”) publish in the proxy statement of each meeting of stockholders and proxies meeting for the purpose of annual meeting of stockholders of [Sara] Lee concerning [Sara] Lee charitable donations program for the immediate past calendar year with the following information:

(i)  An explanation of at least five hundred words explaining [Sara] Lee’s governance of its donations program to the Honourable United States Internal Revenue Service (“IRS”) approved private foundations to include standards of denial of such help to the foundations and to other persons.

(ii)  An enumeration of IRS qualifying charities and IRS foundations which our Hon. Board plans to help in the ensuing calendar year included with each charity and foundation and eleucidation of at least twenty-five words how it has complied with the standards and procedures enunciated in (i).

If the Board wishes Mr. John Jennings (“Jackie”) Crapo says it may use “fiscal year” instead of “calendar year.”

Board of Directors Statement in Opposition to the Stockholder Proposal

Sara Lee believes that ample information about its charitable contributions already is publicly available, and that the proposal would require Sara Lee to incur undue expense without providing any meaningful additional information to our stockholders. Information about Sara Lee’s charitable programs and information about the Sara Lee Foundation, including the eligibility criteria for grants and the Foundation’s grant-making policies and application procedures, is available on Sara Lee’s corporate Web site, www.saralee.com, under the caption “Our Company — Communities,” on the Sara Lee Foundation Web site at www.saraleefoundation.org, in the Foundation’s annual Form 990-PF that it files with the IRS and by contacting the Sara Lee Foundation at 70 W. Madison Street, Chicago, Illinois 60602-4260. Information about the total amount of cash and product contributions made, and the names of organizations funded by the Foundation are listed on the Foundation’s Web site under the caption “Most Recent Annual Report.”

Sara Lee has a long history of charitable giving, devoting resources to volunteerism, product donations and cash contributions. We believe that the quality of life in the communities in which we operate directly affects the success of our business, and so we dedicate a portion of our corporate resources every year to improving community life. Sara Lee’s long-standing policy is to contribute at least 2% of its U.S. pretax income to nonprofit organizations in the form of cash contributions and product donations. Sara Lee contributes a large amount of its charitable gifts to the Sara Lee Foundation, which was formed in 1981 as the philanthropic arm of Sara Lee. The Foundation directs its grants to organizations focusing on five primary areas: women, hunger, homelessness and affordable housing, job training, and arts and culture. In addition, the Foundation maintains an employee Matching Grants Program, through which the Foundation matches personal, financial contributions made by Sara Lee’s directors and full-time employees to eligible nonprofit organizations in the following categories: cultural, environmental, health and welfare, higher education, hospitals and youth groups. We believe that ample information regarding these programs already is publicly available and, as a result, that implementation of the proposal would not be in the best interests of Sara Lee stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST THE STOCKHOLDER PROPOSAL.

OTHER INFORMATION

Stockholder Proposals for the 2005 Annual Meeting

Sara Lee’s Bylaws provide that in order for a stockholder to nominate a candidate for election as a director at an annual meeting of stockholders or propose business for consideration at such meeting, written notice containing the information required by the Bylaws generally must be delivered to the Secretary of Sara Lee, at Sara Lee’s principal executive offices, not later than 5:00 p.m. (Central Time) on the 90th day, and not earlier than the 120th day, prior to the first anniversary of the mailing of the notice for the preceding year’s annual meeting. Accordingly, a stockholder nomination or proposal intended to be considered at the 2005 Annual Meeting must be received by the Secretary on or after May 25, 2005, and prior to 5:00 p.m. (Central Time) on June 24, 2005. However, under the rules of the Securities and Exchange Commission, if a stockholder wishes to submit a proposal for possible inclusion in Sara Lee’s 2005 proxy statement pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, we must receive it on or before May 25, 2005. All proposals must be in writing and should be mailed to Sara Lee Corporation, to the attention of Sara Lee’s Secretary, Roderick A. Palmore, 70 W. Madison Street, Chicago, Illinois 60602-4260. A copy of the Bylaws may be obtained from Mr. Palmore, Sara Lee’s Secretary, by written request to the same address. Sara Lee’s Bylaws are also available on its corporate Web site at www.saralee.com under the caption “Our Company.”

Sara Lee’s Annual Report on Form 10-K

A copy of Sara Lee’s Annual Report on Form 10-K for the fiscal year ended July 3, 2004, as filed with the Securities and Exchange Commission, will be sent to any stockholder without charge upon written request addressed to Sara Lee Corporation, to the attention of the Investor Relations Department, 70 W. Madison Street, Chicago, Illinois, 60602-4260, or by calling (312) 558-4947. You also may obtain our Annual Report on Form 10-K over the Internet at the Securities and Exchange Commission’s website, www.sec.gov.

Expenses of Solicitation

This solicitation is being made by mail, but may also be made by telephone or in person by Sara Lee officers and employees (without additional compensation). In addition, we have hired Morrow & Co., Inc. for $14,500 plus associated costs and expenses, to assist in the solicitation. Sara Lee will reimburse brokerage firms, nominees, custodians and fiduciaries for their out-of-pocket expenses for forwarding proxy materials to beneficial owners and seeking instruction with respect thereto.

Appendix A

Sara Lee Corporation

Audit Committee Charter

Committee Structure and Operations

The Sara Lee Corporation Audit Committee (“the Committee”) shall consist solely of independent Directors who are not employees of Sara Lee, each of whom shall satisfy the independence requirements of the Sarbanes-Oxley Act of 2002 (the “Act”) and the rules of the Securities and Exchange Commission, and the New York Stock Exchange, Inc. The Committee shall have at least three members. Audit Committee members shall not simultaneously serve on the audit committees of more than two other public companies. The Committee will typically meet at least four times each year and may use the services of outside experts and consultants to assist it in fulfilling its responsibilities. Sara Lee’s Vice President-Internal Audit will ensure that new Committee members receive an orientation and training as to matters dealt with by the Committee and provide administrative staff support to the Committee.

Committee Responsibilities

The responsibilities of the Audit Committee are broadly defined to include:

1)	assisting the Board of Directors:

a)	in its oversight of the Corporation’s accounting and financial reporting principles and policies and internal audit controls and procedures;

b)	in its oversight of the integrity of the Corporation’s financial statements and the independent audit thereof;

c)	in its oversight of the Corporation’s compliance with legal and regulatory requirements and the Corporation’s compliance programs; and

d)	in evaluating the qualifications, independence and performance of the outside auditors and the performance of the Corporation’s internal audit function;

2)	preparing any reports required of the Committee by the rules of the Securities and Exchange Commission, including a report in the Corporation’s annual proxy statement;

3)	selecting the Corporation’s outside auditors; and

4)	evaluating its own performance on an annual basis.

The Committee shall have the sole authority and responsibility to select, evaluate and, if necessary, replace the outside auditors. The Committee also shall have the sole authority and responsibility to approve the fees of the outside auditors.

The function of the Audit Committee is oversight. The management of the Corporation is responsible for the preparation, presentation and integrity of the Corporation’s financial statements. Management and the internal auditing department are responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The outside auditors are responsible for planning and carrying out a proper audit and reviews, including reviews of the Corporation’s quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, and other procedures. The outside auditors shall report directly to the Audit Committee.

In fulfilling their responsibilities hereunder, it is recognized that members of the Audit Committee are not employees of the Corporation. It is not the duty or responsibility of the Audit Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures. Each member of the Audit Committee shall be entitled to rely, to the maximum extent permitted under applicable law, on (i) the integrity of those persons and organizations within and outside the Corporation from which it receives information and (ii) the accuracy of the financial and other information provided to the Audit Committee by such persons or organizations absent actual knowledge to the contrary (which shall be promptly reported to the Board of Directors). Such information shall include, but is not limited to, the certifications of the CEO and CFO required by the Securities and Exchange Commission and the New York Stock Exchange as well as the reports to the Committee on the due diligence processes which support said certifications.

Duties and Powers of the Audit Committee

The Audit Committee shall have the following duties and powers:

1)	Oversight of the Corporation’s Relationship with the Outside Auditor

a)	to retain, terminate, oversee and approve the compensation of the independent accounting firm that will serve as the outside auditors to audit the books, records and accounts of the Corporation and its subsidiaries with respect to each of their fiscal years (the “Annual Audit”) or performing other audit, review or attest services;

b)	to preapprove all auditing, review or attest services and permitted non-audit services (including the fees and terms thereof) in accordance with the Act;

c)	to set clear hiring procedures for employees or former employees of the independent auditor who participated in any capacity in the audit of the Corporation;

d)	to discuss the scope of the prospective Annual Audit and approve the proposed fees to be paid therefor with the outside auditors;

e)	to obtain and review, at least annually, a report from the outside auditors describing: the outside auditors’ internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the outside auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the outside auditors, and any steps taken to deal with any such issues; and all relationships between the outside auditors and the Corporation, as well as all relationships between the outside auditors and the Corporation’s subsidiaries, affiliates and other related entities;

f)	to discuss with the outside auditors any relationships, services or material issues disclosed in the report referred to in paragraph 1(e) above that may have an impact on the objectivity, independence or competence of the Corporation’s outside auditors and to take appropriate action in response to each report to satisfy itself of the outside auditors’ objectivity, independence and competence;

g)	to obtain and review, prior to the completion of each Annual Audit, a report from the outside auditor, describing (i) all critical accounting policies and practices to be used, (ii) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the outside auditors and (iii) other material written communications between the outside auditors and management, such as any management letter or schedule of unadjusted differences;

h)	to consider any reports or communications (and management’s or the internal audit department’s responses thereto) submitted to the Audit Committee by the outside auditors required by or referred to in Statement on Auditing Standards No. 61, as amended or supplemented;

i)	to obtain from the outside auditors assurance that the audit was conducted in a manner consistent with the procedures set forth in Section 10A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

j)	to resolve any disagreements between management and the outside auditors regarding financial reporting; and

k)	to review and evaluate the lead partner of the outside auditors and ensure the rotation of the lead audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law.

2)	Financial Statements and Disclosure Matters

a)	to review and discuss with management and the outside auditors the audited financial statements to be included in the Corporation’s Annual Report on Form 10-K, including the Corporation’s disclosures under “Management’s Discussion and Analysis of Financial Conditions and Results of Operations,” prior to its filing and to review, outside of the presence of management, (i) the results of the Annual Audit with the outside auditors, including any problems or difficulties encountered by the outside auditors and management’s response, (ii) the performance, competence and cooperation of the financial officers and staff of the corporate office and operating companies of the Corporation, respectively and (iii) the adequacy of the Corporation’s internal auditing program and internal audit staff;

b)	to review and discuss with management and the outside auditors the Corporation’s interim financial results to be included in the Corporation’s quarterly reports on Form 10-Q, including the Corporation’s disclosures under “Management’s Discussion and Analysis of Financial Conditions and Results of Operations,” prior to the filing of the reports;

c)	to discuss with management and the outside auditors significant financial reporting issues and judgments made in connection with the preparation of the Corporation’s financial statements, including any significant changes in the Corporation’s selection or application of accounting principles;

d)	to discuss with management quarterly and year-end earnings announcements (including the use of “pro forma” or “adjusted” non-GAAP information) prior to their release. Such discussions may be done generally, consisting of discussing the types of information to be disclosed and the types of presentations to be made. The Chair of the Committee, or his or her designee from the Committee, may represent the entire Audit Committee for purposes of reviewing earnings press releases;

e)	to review, at least annually, management’s procedures and policies to implement and maintain adequate and effective internal accounting controls in the Corporation and review management’s programs to assure compliance with the Foreign Corrupt Practices Act of 1977 and accounting and financial record keeping provisions under the Exchange Act and other federal and state laws, and discuss any significant issues as to the adequacy of the Corporation’s internal controls and any special steps adopted in light of material control deficiencies;

f)	to review, at least annually, (i) the material reserves established for contingent liabilities of the Corporation and its subsidiaries, (ii) the Corporation’s major financial risk exposures and the Corporation’s policies for managing such risks and (iii) any “off-balance sheet” transaction or off-balance sheet assets or liabilities;

g)	to review compliance by management with the existing major accounting and financial policies of the Corporation, and to review the Corporation’s policies with respect to risk assessment and risk management;

h)	following the completion of the review of the Annual Audit to meet separately with the outside auditors and management for the purpose of discussing and clarifying any issues and questions raised by the outside auditors with respect to the Annual Audit and to report the Audit Committee’s findings on any such issues to the Board of Directors within 60 days after the completion of such meetings; and

i)	to review the due diligence process for the CEO and CFO certifications for the Form 10-K and Form 10-Q.

3)	Oversight of the Corporation’s Internal Audit Function

a)	to review the appointment and replacement of the Vice President-Internal Audit (or other appropriate employee) who has direct responsibility for the internal audit function of the Corporation;

b)	to advise the Vice President-Internal Audit (or other appropriate employee) that he or she is expected to provide to the Audit Committee copies of the significant reports to management prepared by the internal auditing department and management’s responses thereto or, as appropriate, summaries of such reports and responses;

c)	to review with the Vice President-Internal Audit the scope of the internal audit plan, particularly in relation to the planned scope of the outside audit; and

d)	to review with the Vice President-Internal Audit (or other appropriate employee) outside of the presence of the outside auditors (i) the results of audits performed by the internal audit staff during the immediately preceding fiscal year, (ii) the independence from management of the internal audit function and (iii) the overall performance of the internal audit staff.

4)	Compliance and Other Oversight Responsibilities

a)	to be available from time to time to receive, or at the discretion of the Chairman of the Audit Committee to meet with respect to, reports, suggestions, questions or recommendations from the outside auditors, the Chief Executive Officer, the Chief Financial Officer, the Chief Accounting Officer, the Vice President-Internal Audit or the General Counsel of the Corporation (or other appropriate officers or employees), respectively, relating to the responsibilities and functions of the Audit Committee;

b)	to oversee and review compliance with procedures adopted by the Committee for (i) the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls, or auditing matters and (ii) the confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters, and to review these procedures at least annually and implement appropriate changes;

c)	to review this Charter at least annually and recommend any changes to the Board of Directors;

d)	to report its activities to the Board of Directors on a regular basis and to make such recommendations with respect to the above and other matters as the Audit Committee may deem necessary or appropriate;

e)	to consult with management regarding the promotion of ethical business behavior, including the administration of the Corporation’s Global Business Practices program;

f)	to conduct an annual performance evaluation of the Audit Committee; and

g)	in addition to the meetings contemplated above, to meet separately, periodically, with management, with the Vice President-Internal Audit, and with the outside auditors, as appropriate.

The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant preapprovals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant preapprovals shall be presented to the full Audit Committee at its next scheduled meeting.

Authority of Audit Committee

The Audit Committee shall have the authority, and access to the resources and funding, necessary to discharge its responsibilities, including, without limitation, the authority, as it deems appropriate in its sole discretion, to engage outside auditors for special audits, reviews and other procedures and to retain special counsel and other experts and consultants.

Dated January 30, 2003; last amended on August 25, 2004.

ADMISSION TICKET (Not Transferable)

2004 ANNUAL MEETING OF STOCKHOLDERS

11:00 a.m. (local time), October 28, 2004

Hyatt Regency Denver

1750 Welton Street

Denver, Colorado

Please present this admission ticket in order to gain admittance to the meeting. This ticket admits only the stockholder listed on the reverse side and is not transferable.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of Sara Lee Corporation will be held on Thursday, October 28, 2004, at 11:00 a.m. (MDT), at the Hyatt Regency Denver, 1750 Welton Street, Denver, Colorado. Stockholders owning shares at the close of business on September 1, 2004, are entitled to attend and vote at the meeting. Stockholders will act on the election of thirteen members of the board of directors, vote on the ratification of independent auditors for the 2005 fiscal year, vote on a stockholder proposal regarding charitable contributions and transact such other business as may properly come before the meeting.

Δ DETACH PROXY CARD HERE Δ

SARA LEE CORPORATION

PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING, OCTOBER 28, 2004

The undersigned holder of common stock of Sara Lee Corporation, a Maryland corporation (the “Company”), hereby appoints C. Steven McMillan and Roderick A. Palmore, or either of them, as proxies for the undersigned, with full power of substitution in each of them, to attend the Annual Meeting of the Stockholders of the Company to be held at the Hyatt Regency Denver, 1750 Welton Street, Denver, Colorado, on October 28, 2004, at 11:00 a.m. (MDT), and any postponement or adjournment thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned acknowledges receipt of the Notice of the Annual Meeting of Stockholders and of the accompanying proxy statement and revokes any proxy heretofore given with respect to such meeting. The votes entitled to be cast by the undersigned will be cast as instructed. If this Proxy is executed, but no instruction is given, the votes entitled to be cast by the undersigned will be cast “FOR” each of the nominees for director, “FOR” proposal 2, and “AGAINST” proposal 3, each of which is set forth on the reverse side hereof, and in the discretion of the Proxy holder on any other matter that may properly come before the meeting and any adjournment or postponement thereof.

IMPORTANT — This Proxy must be signed and dated on the reverse side.

Comments:
(If you noted any comments above, please mark corresponding box on other side.)

SARA LEE CORPORATION 70 WEST MADISON STREET THREE FIRST NATIONAL PLAZA CHICAGO, IL 60602

THREE WAYS TO PROVIDE VOTING INSTRUCTIONS!

Providing voting instructions by Internet or telephone is convenient and saves money. If you wish, you may still provide instructions, by mail.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Sara Lee Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

SAVINGS PLAN SHARES If you hold Sara Lee common stock in any of Sara Lee’s retirement or savings plans, your vote for those shares must be received by 5:00 P.M. Eastern Time on October 25, 2004.

If you provided voting instructions by Internet or phone, please do not mail this form.

THANK YOU

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

SARAL 1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SARA LEE CORPORATION The Board of Directors recommends a vote FOR each of the nominees for director, FOR proposal 2 and AGAINST proposal 3.

1. Election of thirteen Directors 01) B. Barnes 02) J.T. Battenberg III 03) C. Coker 04) J. Crown 05) W. Davis 06) V. Jordan, Jr. 07) L. Koellner	08) C. van Lede 09) J. Manley 10) C. Steven McMillan 11) I. Prosser 12) R. Ridgway 13) R. Thomas				For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below. ______________________

		For	Against	Abstain
Vote On Proposals

2. Ratification of the appointment of PricewaterhouseCoopers LLP as Sara Lee’s independent auditors for fiscal 2005.		☐	☐	☐

Each of the foregoing proposals is more fully described in the accompanying proxy statement.

The Proxy holder may vote and otherwise represent the undersigned on any other matter which may properly come before the meeting or any adjournment or postponement thereof in the discretion of the Proxy holder.

3. To vote on a stockholder proposal regarding charitable contributions.		☐	☐	☐

NOTE: Please sign exactly as your name or names appear above. For joint accounts, each owner should sign. When signing as officer, executor, administrator, attorney, trustee or guardian, or in any other legal capacity, please give your full title(s) under signature(s).

For written comments, please check this box and write them on the back where indicated				☐				Yes	No

		Yes	No		Please indicate if you plan to attend this meeting			☐	☐
HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household		☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date